UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

FORM 3

                                                  OMB APROVAL
                                                  OMB NUMBER:  3235-0104
                                                  Expires: December 31, 2001
                                                  Estimated average burden
                                                  hours per response........0.5


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.   Name and Address of Reporting Person*

   International Paper Company
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     (Last)                         (First)                      (Middle)

   2 Manhattanville Road
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                                   (Street)

  Purchase                            NY                             10577
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     (City)                         (State)                           (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)

     6/19/00
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3.   IRS or Social Security Number of Reporting Person in an entity (voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Champion International Corporation ("CHA")
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5.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

       Director                                        x 10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.  Individual or Joint/Group Filing (Check Applicable Line)

  X  Form filed by One Reporting Person
----

     Form filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned


1.   Title of Security                            2. Amount of Securities     3. Ownership         4.   Nature of Indirect
     (Instr. 4)                                      Beneficially Owned          Form: Direct           Beneficial Ownership
                                                     (Instr. 4)                  (D) or Indirect        (Instr. 5)
                                                                                 (I)(Instr. 5)
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     Common Stock, par value $0.50 per share           92,297,324                 Direct





Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v).


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                                                                 SEC 1473 (3-99)

FORM 3 (contniued)

           Table II -- Derivative Securities Beneficially Owned
      (e.g., puts, calls, warrants, options, convertible securities)



1.   Title of Derivative           2. Date Exercisable          3.   Title and Amount of     4. Conver-    5. Owner-    6. Nature
     Security (Instr. 4)              and Expiration                 Securities Underlying      sion or       ship         of In-
                                      Date (Month/Day/Year)          Derivative Security        Exercise      Form of      direct
                                      -------------------------      (Instr. 4)                 Price of      Deriv-       Bene-
                                      Date           Expira-       -------------------------    Derivative    ative        ficial
                                      Exer-          tion             Title           Amount    Security      Security:    Owner-
                                      cisable        Date                             or                      Direct       ship
                                                                                      Number                  (D) or      (Instr.
                                                                                      of                      Indirect     5)
                                                                                      Shares                  (I)
                                                                                                              (Instr.
                                                                                                              5)
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NONE



Explanation of Responses:










                          INTERNATIONAL PAPER COMPANY


                             /s/  Barbara L. Smithers       June 19, 2000
                          -------------------------------   ------------
                                  Barbara L. Smithers           Date
                                 Vice President and
                                 Corporate Secretary

                          **Signature of Reporting Person



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 1473 (3-99)